Airbee Wireless, Inc. and Subsidiaries

Unaudited Pro Forma Condensed

Consolidated Financial Statements

AIRBEE WIRELESS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2005

	AIRBEE	IDENTITY	NOTE	ADJUSTMENTS	PROFORMA
CURRENT ASSETS
Cash and cash equivalents	$91,650	$45,523			$137,173
Accounts receivable, net	—	229,379			229,379
Inventory	—	434,305			434,305
Prepaid expenses and other current assets	41,805	—			41,805

Total Current Assets	133,455	709,207		—	842,662

Fixed assets, net of depreciation	62,601	13,303		—	75,904

OTHER ASSETS
Intangible assets	165,975	—			165,975
Goodwill	—	—	(a)	4,552,850	4,552,850
Other assets	—	350			350

Total Other Assets	165,975	350		4,552,850	4,719,175

TOTAL ASSETS	$362,031	$722,860		$4,552,850	$5,637,741

CURRENT LIABILITIES
Current portion of notes payable	$1,060,621	$—			$1,060,621
Accounts payable and accrued expenses	457,781	275,710			733,491

Total Current Liabilities	1,518,402	275,710		—	1,794,112

LONG-TERM LIABILITIES
Due officer	40,927	—			40,927

Total Long-Term Liabilities	40,927	—		—	40,927

TOTAL LIABILITIES	1,559,329	275,710		—	1,835,039

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00004 Par Value; 200,000,000, 0, and 200,000,000 shares authorized; 42,724,056, 0, and 50,416,864 shares issued and
outstanding	1,709	—	(a)	308	2,017
Additional paid in capital	2,256,600	—	(a)	4,999,692	7,256,292
Unearned compensation	(37,804)				(37,804)
Accumulated comprehensive income	933	—			933
Deficit accumulated during the development stage	(3,366,647)	—			(3,366,647)
Members’ equity (deficit)	—	447,150	(a)	(447,150)	—

	(1,145,209)	447,150		4,552,850	3,854,791
Less: Treasury stock, 704,362, 0, and 704,362 shares at cost	(52,089)	—		—	(52,089)

Total Stockholders’ Equity (Deficit)	(1,197,298)	447,150		4,552,850	3,802,702

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$362,031	$722,860		$4,552,850	$5,637,741

See notes to pro forma condensed consolidated financial statements.
AIRBEE WIRELESS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005

	AIRBEE	IDENTITY	NOTE	PROFORMA
OPERATING REVENUES
Revenues	$—	$612,734		$612,734
	.
COSTS OF REVENUES	—	175,250		175,250

GROSS PROFIT (LOSS)	—	437,484		437,484
OPERATING EXPENSES
Professional fees and commission expenses	246,426	79,702		326,128
Research and development costs	212,070	92		212,162
General and administrative expenses	62,129	124,646		186,775
Depreciation and amortization	3,082	699		3,781

Total Operating Expenses	523,707	205,139		728,846

INCOME (LOSS) BEFORE OTHER (EXPENSE)	(523,707)	232,345		(291,362)
OTHER (EXPENSE)
Interest expense	(28,574)	—		(28,574)

Total Other (Expense)	(28,574)	—		(28,574)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME
TAXES	(552,281)	232,345		(319,936)
Provision for income taxes	—	—	(b)	—

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(552,281)	$232,345		$(319,936)

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES
	$(0.013)	N/A		$(0.006)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING	41,849,373	—		49,542,181

See notes to pro forma condensed consolidated financial statements.

AIRBEE WIRELESS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	AIRBEE	IDENTITY	NOTE	ADJUSTMENTS	PROFORMA
OPERATING REVENUES
Revenues	$—	$3,688,300			$3,688,300
	.
COSTS OF REVENUES	—	2,709,888			2,709,888

GROSS PROFIT (LOSS)	—	978,412		—	978,412
OPERATING EXPENSES
Professional fees and commission expenses	505,776	277,010			782,786
Research and development costs	502,853	4,240			507,093
General and administrative expenses	129,655	243,017			372,672
Depreciation and amortization	4,188	1,872			6,060

Total Operating Expenses	1,142,472	526,139		—	1,668,611

INCOME (LOSS) BEFORE OTHER (EXPENSE)	(1,142,472)	452,273		—	(690,199)
OTHER (EXPENSE)
Other income	70,000	—			70,000
Interest expense	(64,271)	(151,638)			(215,909)

Total Other (Expense)	5,729	(151,638)		—	(145,909)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME
TAXES	(1,136,743)	300,635		—	(836,108)
Provision for income taxes	—	—	(b)	—	—

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(1,136,743)	$300,635		$-	$(836,108)

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES
	$(0.029)	N/A		N/A	$(0.018)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING	38,578,861	—		—	46,271,669

See notes to pro forma condensed consolidated financial statements.

Airbee Wireless, Inc. and Subsidiaries
Introduction to Unaudited Pro Forma Condensed
Consolidated Financial Statements

On May 2, 2005, Airbee Wireless, Inc. (“Airbee”) entered into an agreement and plan of merger with Identity, Inc., a Delaware corporation, and Daniel R. Nelson, Identity, LLC (“Identity”) and Airbee Automotive Group, Inc., a wholly-owned subsidiary of Airbee, whereby Identity merged with and into Identity, Inc. Identity’s member, and sole shareholder of the newly formed Identity, Inc., was issued 7,692,808 shares of Airbee’s restricted common stock (the “Purchase Price”). The shares issued were valued at $5,000,000 (the “Merger Consideration”), which was based upon the 30-day average closing price of Airbee’s common stock through April 25, 2005. Fifty percent of the Purchase Price is immediately issuable to this shareholder. The remaining shares are subject to an Escrow Agreement dated May 2, 2005 (the “Escrow Agreement”). Upon the completion of the acquisition, Identity was consolidated with Airbee and will operate as Airbee Automotive Group, Inc. d/b/a Identity.

The acquisition will be accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair values, and the results of Identity’s operations included in Airbee’s consolidated financial statements from the date of acquisition.

The following unaudited pro forma condensed consolidated balance sheet represents the pro forma financial position of Airbee and Identity at March 31, 2005.

The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2005 and the year ended December 31, 2004 reflect the combined results of Airbee and Identity as if the proposed combination of the companies had occurred at the beginning of 2004.

The unaudited pro forma condensed consolidated financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed balance sheet at March 31, 2005 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2005 and the year ended December 31, 2004 to reflect the proposed combination of Airbee and Identity.

Airbee Wireless, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated
Financial Statements

(a) To record the purchase of Identity which occurred on May 2, 2005;

(b)	There is no income tax provision for 2004 or 2005 due to the carryover of net operating losses.

Pro forma earnings per share is based on the pro forma weighted average number of shares outstanding as follows:

	Three Months	Year Ended December
	March 31, 2005	31, 2004
Airbee’s weighted average shares outstanding
Before acquisition	41,849,373	38,578,861
Shares issued in acquisition	7,692,808	7,692,808

After acquisition	49,542,181	46,271,669